Exhibit 10.1

BOSTON PROPERTIES, INC.

2011 OUTPERFORMANCE AWARD AGREEMENT

2011 OUTPERFORMANCE AWARD AGREEMENT made as of the date set forth on Schedule A hereto between BOSTON PROPERTIES, INC. a Delaware corporation (the “Company”), its subsidiary BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the party listed on Schedule A (the “Grantee”).

RECITALS

A. The Grantee is an employee of the Company or one of its affiliates and provides services to the Partnership.

B. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) approved this and other 2011 outperformance (“OPP”) awards pursuant to the Second Amendment and Restatement of the Company’s 1997 Stock Option and Incentive Plan (as further amended, restated or supplemented from time to time, the “1997 Plan”) and the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, restated and supplemented from time to time, to provide officers and key employees of the Company or its affiliates, including the Grantee, in connection with their employment or other service relationship, with the incentive compensation described in this Award Agreement (this “Agreement”), and thereby provide additional incentive for them to promote the progress and success of the business of the Company and its affiliates, including the Partnership. OPP awards were approved by the Committee pursuant to authority delegated to it by the Board as set forth in the Committee’s charter, including authority to make grants of equity interests in the Partnership which may, under certain circumstances, become exchangeable for shares of the Company’s Common Stock reserved for issuance under the 1997 Plan, or any successor equity plan (as any such plan may be amended, modified or supplemented from time to time, collectively the “Stock Plan”)). This Agreement evidences one (this “Award”) of a series of OPP awards and is subject to the terms and conditions set forth herein and in the Partnership Agreement (as defined herein).

C. The Grantee was selected by the Committee to receive this Award and the Committee, effective as of the grant date specified in Schedule A hereto, awarded to the Grantee the participation percentage in the Total Outperformance Pool (as defined herein) set forth in Schedule A.

NOW, THEREFORE, the Company, the Partnership and the Grantee agree as follows:

1. Administration. This Award and all other OPP awards shall be administered by the Committee, which in the administration of OPP awards in general and this Award in particular shall have all the powers and authority it has in the administration of the Stock Plan as set forth in the Stock Plan; provided that all powers of the Committee hereunder can be exercised by the full Board if the Board so elects.

2. Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Stock Plan. In addition, as used herein:

“Absolute Baseline” means, as of the Valuation Date, an amount representing (without double-counting) the sum of: (A) the Baseline Value multiplied by (i) the difference between (x) the Initial Shares and (y) all Buyback Shares repurchased or redeemed between the Effective Date and the Valuation Date, multiplied by (ii) the sum of 100% plus the Target Absolute Return Percentage; plus (B) with respect to each Additional Share issued after the Effective Date, the product of (i) the Additional Share Baseline Value of such Additional Share, multiplied by (ii) the sum of (x) 100% plus (y) the product of the Target Absolute Return Percentage multiplied by a fraction the numerator of which is the number of days from the issuance of such Additional Share to and including January 31, 2014 (or the date of a Change of Control, if prior to January 31, 2014) and the denominator of which is the number of days from but excluding February 1, 2011 to and including January 31, 2014 (or the date of a Change of Control, if prior to January 31, 2014); plus (C) with respect to each Buyback Share repurchased or redeemed after the Effective Date, the product of (i) the Baseline Value multiplied by (ii) the sum of (x) 100% plus (y) the product of the Target Absolute Return Percentage multiplied by a fraction the numerator of which is the number of days from the Effective Date to and including the date such Buyback Share was repurchased or redeemed and the denominator of which is the number of days from but excluding February 1, 2011 to and including January 31, 2014 (or the date of a Change of Control, if prior to January 31, 2014); provided that if the Valuation Date occurs prior to January 31, 2014 as a result of a Change of Control, then for purposes of this definition in connection with the calculation of the Absolute TRS Pool as of the Valuation Date, then the Target Absolute Return Percentage to be used in such calculation shall be reduced to twenty-seven percent (27%) multiplied by the CoC Fraction.

“Absolute TRS Pool” means, as of the Valuation Date, a dollar amount calculated as follows (or, if the resulting amount is a negative number, zero): (A) subtract the Absolute Baseline from the Total Return, in each case as of the Valuation Date, and (B) multiply the resulting amount by two percent (2%); provided, however, that in no event shall the Absolute TRS Pool as of the Valuation Date exceed $40,000,000.

“Additional Share Baseline Value” means, with respect to each Additional Share, the gross proceeds received by the Company or the Partnership upon the issuance of such Additional Share, which amount shall be deemed to equal, as applicable: (A) if such Additional Share is issued for cash in a public offering or private placement, the gross price to the public or to the purchaser(s); (B) if such Additional Share is issued in exchange for assets or securities of another Person or upon the acquisition of another Person, the cash value imputed to such Additional Share for purposes of such transaction by the parties thereto, as determined by the Committee, or, if no such value was imputed, the Common Stock Price as of the date of issuance of such Additional Share; and (C) if such Additional Share is issued upon conversion or exchange of equity or debt securities of the Company, the Partnership or any other Subsidiary, which securities were not previously counted as either Initial Shares or Additional Shares, the conversion or exchange price in effect as of the date of conversion or exchange pursuant to the terms of the security being exchanged or converted.

“Additional Shares” means (without double-counting), as of a particular date of determination, the sum of (A) the number of shares of Common Stock plus (B) the REIT Shares Amount for all Units (assuming that such Units were converted, exercised, exchanged or redeemed for Common Units as of such date of determination at the applicable conversion, exercise, exchange or redemption rate (or rate deemed applicable by the Committee if there is no such stated rate) and such Common Units were then tendered to the Partnership for redemption pursuant to Section 8.6 of the Partnership Agreement as of such date) other than those Units held by the Company, in the case of each (A) and (B), to the extent issued after the Effective Date and on or before such date of determination in a capital raising transaction, in exchange for assets or securities, or upon the acquisition of another entity, but specifically excluding, without limitation, (i) shares of Common Stock issued after the Effective Date upon exercise of stock options or upon the exchange (directly or indirectly) of LTIP Units or other Units issued to employees, non-employee directors, consultants, advisors or other persons or entities as incentive or other compensation, and (ii) shares of Common Stock awarded after the Effective Date to employees or other persons or entities in exchange for services provided or to be provided to the Company or any of its affiliates. For the avoidance of doubt, the definition of “Additional Shares” shall exclude all Initial Shares.

“Adjustment Factor” means a factor carried out to the sixth decimal determined by a straight-line interpolation between (A) zero (0) if the Hurdle Rate is zero percent (0%) or a negative number, and (B) one (1) if the Hurdle Rate is twenty-seven percent (27%) or more; provided that if the proviso clause of the definition of “Hurdle Rate” applies, then in place of the range of zero percent (0%) to twenty-seven percent (27%) above, adjusted percentages calculated pursuant to such clause shall instead be used in this definition of “Adjustment Factor.”

“Award Common Units” has the meaning set forth in Section 7 hereof.

“Award LTIP Units” has the meaning set forth in Section 3 hereof.

“Baseline Value” means $XX.xxxx, representing the average of the Fair Market Value of one share of Common Stock over the five (5) consecutive trading days ending on, and including, the Effective Date.

“Buyback Shares” means (without double-counting), as of a particular date of determination, (A) shares of Common Stock or (B) the REIT Shares Amount for Units (assuming that such Units were converted, exercised, exchanged or redeemed for Common Units as of such date at the applicable conversion, exercise, exchange or redemption rate (or rate deemed applicable by the Committee if there is no such stated rate) and such Common Units were then tendered to the Partnership for redemption pursuant to Section 8.6 of the Partnership

Agreement as of such date), other than Units held by the Company, in the case of each (A) and (B), to the extent repurchased by the Company after the Effective Date and on or before such date of determination in a stock buyback transaction or in a redemption of Units for cash pursuant to Section 8.6 of the Partnership Agreement.

“Cause” for termination of the Grantee’s Service Relationship for purposes of Section 4 means: (A) if the Grantee is a party to a Service Agreement immediately prior to such termination, and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such Service Agreement, or (B) if the Grantee is not party to a Service Agreement immediately prior to such termination or the Grantee’s Service Agreement does not define “Cause,” then “Cause” shall mean: (i) gross negligence or willful misconduct by the Grantee in connection with the performance of his or her material duties as an employee of the Company or any Subsidiary; (ii) a breach by the Grantee of any of his or her material duties as an employee of the Company or any Subsidiary and the failure of the Grantee to cure such breach within thirty (30) days after written notice thereof by the Company or any Subsidiary; (iii) conduct by the Grantee against the material best interests of the Company or any Subsidiary or a material act of common law fraud against the Company, any Subsidiary or the employees of either the Company or any Subsidiary; or (iv) indictment of the Grantee of a felony and such indictment has a material adverse effect on the interests or reputation of the Company or any Subsidiary.

“Change of Control” means, with respect to any event: (A) if the Grantee is party to a Service Agreement immediately prior to such event and “Change of Control” is defined therein, then “Change of Control” shall have the meaning set forth in such Service Agreement, or (B) if the Grantee is not party to a Service Agreement immediately prior to such event and/or “Change of Control” is not defined therein, the occurrence of any one of the following events:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any of its Subsidiaries, Mortimer B. Zuckerman, Edward H. Linde, any “affiliate” or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of Mortimer B. Zuckerman or Edward H. Linde, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (other than as a result of an acquisition of securities directly from the Company); provided that for purposes of determining the “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act) of any “group” of which Mortimer B. Zuckerman, Edward H. Linde or any of their affiliates or associates is a member (each such entity or individual, a “Related Party”), there shall not be attributed to the “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act) of such group any shares beneficially owned by any Related Party; or

(b) persons who, as of the Effective Date, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Company’s Board of Directors, provided that any person becoming a director of the Company subsequent to such date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (i) a vote of at least two-thirds of the Incumbent Directors or (ii) a vote of at least a majority of the Incumbent Directors who are members of the Nominating and Corporate Governance Committee; or

(c) the stockholders of the Company shall approve (i) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, “beneficially own” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 60 percent (60%) or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (ii) any sale, lease, exchange or other transfer to an unrelated party (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (iii) any plan or proposal for the liquidation or dissolution of the Company; or

(d) the stockholders of the Company or the general partner and/or limited partners of the Partnership approve a liquidation or dissolution of the Company or the Partnership and all material contingencies to such liquidation or dissolution have been satisfied or waived.

“CoC Fraction” means the number of calendar days that have elapsed since the Effective Date to and including the date as of which a Change of Control is consummated, divided by 1,096.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $0.01 per share, either currently existing or authorized hereafter.

“Common Stock Price” means, as of a particular date, the average of the Fair Market Value of one share of Common Stock over the fifteen (15) consecutive trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided, however, that if such date is the date upon which a Transactional Change of Control occurs, the Common Stock Price as of such date shall be equal to the fair value, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Change of Control for one share of Common Stock.

“Common Units” has the meaning set forth in the Partnership Agreement.

“Continuous Service” means the continuous service to the Company or any Subsidiary or affiliate, without interruption or termination, in any capacity of employee, or, with the written consent of the Committee, consultant. Continuous Service shall not be considered interrupted in the case of: (A) any approved leave of absence; (B) transfers among the Company and any Subsidiary or affiliate, or any successor, in any capacity of employee, or with the written consent of the Committee, consultant; or (C) any change in status as long as the individual remains in the service of the Company and any Subsidiary or affiliate in any capacity of employee or (if the Committee specifically agrees in writing that the Continuous Service is not uninterrupted) as a member of the Board or a consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

“Disability” means, with respect to any event: (A) if the Grantee is a party to a Service Agreement immediately prior to such event and “disability” is defined therein, then “Disability” shall have the meaning set forth in such Service Agreement, or (B) if the Grantee is not party to a Service Agreement immediately prior to such event and/or the Grantee’s “Disability” is not defined therein, then “Disability” shall mean that, as a result of the Grantee’s incapacity due to physical or mental illness, the Grantee shall have been absent from his or her duties on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any consecutive twelve (12) month period.

“Effective Date” means the close of business on February 1, 2011.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any given date, the fair market value of a security determined by the Committee using any reasonable method and in good faith (such determination will be made in a manner that satisfies Section 409A of the Code and in good-faith as required by Section 422(c)(1) of the Code); provided that (A) if such security is admitted to trading on a national securities exchange, the fair market value of such security on any date shall be the closing sale price reported for such security on the principal stock exchange or, if applicable, any other national exchange on which the security is traded or admitted to trading on such date on which a sale was reported; and (B) if such security is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or a successor quotation system, the fair market value of such security on any such date shall be the average of the highest bid and lowest asked prices for such security on the system on such date on which both the bid and asked prices were reported.

“Family Member” has the meaning set forth in Section 7 hereof.

“Good Reason” for termination of the Grantee’s Service Relationship for purposes of Section 4 means: (A) if the Grantee is a party to a Service Agreement immediately prior to such termination, and “good reason” is defined therein, then “Good Reason” shall have the meaning set forth in such Service Agreement, or (B) if the Grantee is not party to a Service Agreement immediately prior to such termination and/or the Grantee’s Service Agreement does not define “Good Reason”: (i) a substantial adverse change, not consented to by the Grantee, in the nature or scope of the Grantee’s responsibilities, authorities, powers, functions, or duties from the responsibilities, authorities, powers, functions or duties exercised by the Grantee immediately prior to a Change of Control; (ii) a breach by the Company of any of its material obligations hereunder; or (iii) a material change in the geographic location at which the Grantee must perform his or her services. Unless otherwise provided in a Service Agreement to which the Grantee is a party immediately prior to such termination, to constitute “good reason termination,” the Grantee must: (1) provide written notice to the Company within ninety (90) days of the initial existence of the event constituting “Good Reason;” (2) may not terminate his or her employment unless the Company fails to remedy the event constituting “Good Reason” within thirty (30) days after such notice has been deemed given pursuant to this Agreement; and (3) the Grantee must terminate employment with the Company no later than thirty (30) days after the end of the thirty-day period in which the Company fails to remedy the event constituting “Good Reason.”

“Hurdle Rate” means a percentage consisting of the Company’s TRS Percentage over the period starting on the Effective Date and ending on the Valuation Date; provided that if the Valuation Date occurs prior to January 31, 2014 as a result of a Change of Control, then for purposes of determining the Adjustment Factor to be used in calculating the Relative TRS Pool as of the Valuation Date, the Hurdle Rate shall instead be the Company’s TRS Percentage over the period starting on the Effective Date and ending on the date of the Change of Control divided by the CoC Fraction.

“Index Return Percentage” means, for any period, the total percentage return for the SNL Equity REIT Index from the start of such period to the end of such period, as calculated by a consultant engaged by the Committee and as approved by the Committee in its reasonable discretion for purposes of calculating the Relative Baseline.

“Initial Shares” means                      shares of Common Stock, which includes the sum of (A)                      shares of Common Stock outstanding as of the Effective Date (including restricted shares of Common Stock issued under the 1997 Plan prior to the Effective Date, regardless of whether they were vested or unvested as of the Effective Date), plus (B)                      shares of Common Stock representing the REIT Shares Amount for all of the Common Units (other than those held by the Company) outstanding as of the Effective Date assuming that all of such Common Units were tendered to the Partnership for redemption pursuant to Section 8.6 of the Partnership Agreement as of such date, plus (C)                      shares of Common Stock representing the REIT Shares Amount for all of the Common Units into which all LTIP Units outstanding as of the Effective Date could be converted (without regard to the book capital account associated with such LTIP Units as of the Effective Date and regardless of whether they were vested or unvested as of the Effective Date, but excluding all LTIP Units issued as part of OPP awards), assuming that all of such Common Units were tendered to the Partnership for redemption pursuant to Section 8.6 of the Partnership Agreement as of such date. For the avoidance of doubt, Initial Shares excludes shares of Common Stock issuable upon exercise of stock options.

“LTIP Units” means LTIP Units, as such term is defined in the Partnership Agreement.

“Maximum Total Outperformance Pool Amount” means $40,000,000.

“Partial Service Factor” means a factor carried out to the sixth decimal to be used in calculating the Total OPP Unit Equivalent pursuant to Section 4(b) hereof in the event of a Qualified Termination of the Grantee’s Continuous Service prior to the Valuation Date, determined by dividing the number of calendar days that have elapsed since the Effective Date to and including the date of the Grantee’s Qualified Termination by 1,096.

“Participation Percentage” means, as of a particular date of determination, the percentage set forth opposite such term on Schedule A hereto.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 29, 1998, among the Company, as general partner, and the limited partners who are parties thereto, as amended, restated or supplemented from time to time.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).

“Per Unit Purchase Price” has the meaning set forth in Section 5 hereof.

“Qualified Termination” has the meaning set forth in Section 4(b) hereof.

“REIT Shares Amount” has the meaning set forth in the Partnership Agreement.

“Relative Baseline” means, as of the Valuation Date, an amount representing (without double-counting) the sum of: (A) the Baseline Value multiplied by (i) the difference between (x) the Initial Shares and (y) all Buyback Shares repurchased or redeemed between the Effective Date and the Valuation Date, multiplied by (ii) the sum of 100% plus the Index Return Percentage for the period beginning on the Effective Date and ending on the Valuation Date; plus (B) with respect to each Additional Share issued after the Effective Date, the product of (i) the Additional Share Baseline Value of such Additional Share, multiplied by (ii) the sum of 100% plus the Index Return Percentage for the period beginning on the date of issuance of such Additional Share and ending on January 31, 2014 (or the date of a Change of Control, if prior to January 31, 2014); plus (C) with respect to each Buyback Share repurchased or redeemed after the Effective Date, the product of (i) the Baseline Value multiplied by (ii) the sum of 100% plus the Index Return Percentage for the period beginning on the Effective Date and ending on the date such Buyback Share was repurchased or redeemed.

“Relative TRS Pool” means, as of the Valuation Date, a dollar amount (which can be positive or negative) calculated as follows: (A) subtract the Relative Baseline from the Total Return, in each case as of the Valuation Date, (B) multiply the resulting amount by two percent (2%), and (C) multiply the lesser of (i) the resulting amount or (ii) $40,000,000 by the Adjustment Factor.

“Retirement” means: (A) if the Grantee is a party to a Service Agreement immediately prior to such event, and “Retirement” is defined therein, then “Retirement” shall have the meaning set forth in such Service Agreement, or (B) if the Grantee is not party to a Service Agreement immediately prior to such event and/or the Grantee’s Service Agreement does not define “Retirement,” then “Retirement” shall mean the Grantee’s termination of employment with the Company and its Subsidiaries after attainment of age 65, or attainment of age 62 and completion of twenty (20) years of employment with the Company and/or a Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Agreement” means, as of a particular date, any employment, consulting or similar service agreement then in effect between the Grantee, on the one hand, and the Company or one of its Subsidiaries, on the other hand, as amended or supplemented through such date.

“SNL Equity REIT Index” means the SNL Equity REIT Index as published from time to time (or a successor index including a comparable universe of publicly traded U.S. real estate investment trusts (“REITs”)), provided that if (A) the SNL Equity REIT Index ceases to exist or be published prior to the Valuation Date and the Committee determines that there is no successor to such index or (B) the Committee reasonably determines that the SNL Equity REIT Index is no longer suitable for the purposes of this Agreement, then the Committee in its good faith reasonable discretion shall select for subsequent periods, or if the Committee in its reasonable good faith discretion so determines, for the entire period from the Effective Date to the Valuation Date, a comparable index for purposes of calculating the Relative Baseline.

“Subsidiary” has the meaning set forth in the Stock Plan.

“Target Absolute Return Percentage” means twenty-seven percent (27%), except as otherwise defined for purposes of the definition of Absolute Baseline in certain circumstances, as described in the proviso clause of such definition.

“Total Outperformance Pool” means, as of the Valuation Date, a dollar amount equal to the algebraic sum of: (A) the Absolute TRS Pool, and (B) the Relative TRS Pool (whether the latter amount is positive or negative); provided that (i) if the resulting amount is a negative number, then the Total Outperformance Pool shall be zero, and (ii) in no event shall the Total Outperformance Pool exceed the Maximum Total Outperformance Pool Amount.

“Total Return” means (without double-counting), as of a particular date of determination, a dollar amount equal to the sum of: (A) the Total Shares as of such date of determination multiplied by the Common Stock Price as of such date, plus (B) an amount equal to the sum of the total dividends and other distributions declared between the Effective Date and such date of determination so long as the “ex-dividend” date with respect thereto falls prior to such date of determination (excluding dividends and distributions paid in the form of additional shares of

Common Stock or Units), in respect of the Total Shares as of such date of determination (it being understood, for the avoidance of doubt, that such total dividends and distributions shall be calculated by reference to actual securities outstanding as of each record date with respect to each applicable dividend or distribution payment date, and not by multiplying the aggregate amount of distributions paid on one Common Unit that was outstanding as of the Effective Date between the Effective Date and such date of determination by the number of Total Shares as of the date of determination).

“Total Shares” means (without double-counting), as of a particular date of determination, the algebraic sum of: (A) the Initial Shares, plus (B) the Additional Shares as of such date of determination, minus (C) all Buyback Shares repurchased or redeemed between the Effective Date and such date of determination.

“Total OPP Unit Equivalent” has the meaning set forth in Section 3(c) hereof.

“Transactional Change of Control” means (A) a Change of Control described in clause (a) of the definition thereof where the “person” or “group” makes a tender offer for Common Stock, (B) a Change of Control described in clause (c)(i) of the definition thereof where the Company is not the surviving entity, or (C) a Change of Control described in clause (c)(ii) of the definition thereof; provided that if the applicable definition of “Change of Control” in the applicable Service Agreement pursuant to clause (A) of the definition of “Change of Control” herein does not track such clauses (a), (c)(i) or (c)(ii), then the term “Transactional Change of Control” shall mean a Change of Control meeting the substantive criteria set forth in such clauses, as reasonably determined in good faith by the Committee.

“Transfer” has the meaning set forth in Section 7 hereof.

“TRS Percentage” means, with respect to the Company, the cumulative total percentage return per share achieved by one share of the Company’s Common Stock from the Effective Date to the Valuation Date, assuming contemporaneous reinvestment in Common Stock of all dividends and other distributions, as calculated by a consultant engaged by the Committee using: (A) as the initial value, the Baseline Value, and (B) as the final value, the Common Stock Price as of the Valuation Date, which calculation shall be approved by the Committee in its reasonable discretion for purposes of calculating the Relative TRS Pool.

“Units” means all Common Units and other Partnership Units (as defined in the Partnership Agreement) with economic attributes substantially similar to Common Units as determined by the Committee.

“Valuation Date” means the earlier of (A) January 31, 2014, or (B) the date upon which a Change of Control shall occur.

3. Outperformance Award.

(a) The Grantee is hereby granted this Award, consisting of the number of LTIP Units set forth on Schedule A hereto (the “Award LTIP Units”), which (i) will be subject to forfeiture to the extent provided in this Section 3 and (ii) will be subject to vesting as provided in Section 3(d) and Section 4 hereof. At any time prior to or in connection with the calculation of the Total OPP Unit Equivalent, the Partnership may issue additional LTIP Units to the Grantee as provided in Section 3 hereof that shall also be considered Award LTIP Units and subject to all of the terms and conditions of this Agreement; provided that such issuance will be subject to the Grantee executing and delivering such documents, comparable to the documents executed and delivered in connection with this Agreement, as the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws, and the Grantee paying the Per Unit Purchase Price for each such additional LTIP Unit issued on or before the issuance date.

(b) The Award LTIP Units shall be eligible for vesting over a five-year period, except as otherwise provided in Section 4 hereof, based on a combination of (i) the Company’s performance over a three-year period (or a shorter period in certain circumstances as provided herein) as indicated by the calculations required to establish the Absolute TRS Pool and the Relative TRS Pool and (ii) the passage of time (five years or a shorter period in certain circumstances as provided herein) as provided in Section 3(d). Vesting will occur at the times, in the amounts and upon the conditions set forth in this Section 3 and in Section 4, provided that, except as otherwise expressly set forth in this Agreement, the Continuous Service of the Grantee continues through and on the each applicable vesting date.

(c) As soon as practicable following the Valuation Date, but as of the Valuation Date, the Committee will:

(i) determine the Absolute TRS Pool;

(ii) determine the Relative TRS Pool;

(iii) determine the Total Outperformance Pool;

(iv) multiply the Total Outperformance Pool by the Grantee’s Participation Percentage; and

(v) divide the resulting dollar amount by the Common Stock Price calculated as of the Valuation Date (appropriately adjusted to the extent that the “Conversion Factor” (as defined in the Partnership Agreement) is greater or less than 1.0); the resulting number is hereafter referred to as the “Total OPP Unit Equivalent.”

Exhibit A hereto sets forth a hypothetical example of the calculation of the Absolute TRS Pool, the Relative TRS Pool and the Total Outperformance Pool based on factual assumptions as of the date of this Agreement. For the avoidance of doubt, Exhibit A is merely illustrative and will not control the determination of the Total OPP Unit Equivalent as of the Valuation Date. If the Total OPP Unit Equivalent is smaller than the number of Award LTIP Units previously issued to the Grantee, then the Grantee, as of the Valuation Date, shall forfeit a number of Award LTIP Units equal to the difference without payment of any consideration by the Partnership other than as provided in the last sentence of Section 5 hereof; thereafter the term Award LTIP Units will refer only to the Award LTIP Units that were not so forfeited and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in the LTIP Units that were so forfeited. If the Total OPP Unit Equivalent is greater than the number of Award LTIP Units previously issued to the Grantee, then, upon the performance of the calculations set forth in this Section 3(c): (A) the Company shall cause the Partnership to issue to the Grantee, as of the Valuation Date, a number of additional LTIP Units equal to the difference; (B) such additional LTIP Units shall be added to the Award LTIP Units previously issued, if any, and thereby become part of this Award; (C) the Company and the Partnership shall take such corporate and partnership action as is necessary to accomplish the grant of such additional LTIP Units; and (D) thereafter the term Award LTIP Units will refer collectively to the Award LTIP Units, if any, issued prior to such additional grant plus such additional LTIP Units; provided that such issuance will be subject to the Grantee executing and delivering such documents, comparable to the documents executed and delivered in connection with this Agreement, as the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws, and the Grantee paying the Per Unit Purchase Price for each such additional LTIP Unit issued on or before the issuance date. If the Total OPP Unit Equivalent is the same as the number of Award LTIP Units previously issued to the Grantee, then there will be no change to the number of Award LTIP Units under this Award pursuant to this Section 3.

(d) If any of the Award LTIP Units have been earned based on performance as provided in Section 3(c), subject to Section 4 hereof the Total OPP Unit Equivalent shall become vested in the following amounts and at the following times, provided that the Continuous Service of the Grantee continues through and on the applicable vesting date or the accelerated vesting date provided in Section 4 hereof, as applicable:

(i) twenty-five percent (25%) of the Total OPP Unit Equivalent shall become vested on February 1, 2014;

(ii) twenty-five percent (25%) of the Total OPP Unit Equivalent shall become vested on February 1, 2015; and

(iii) fifty percent (50%) of the Total OPP Unit Equivalent shall become vested on February 1, 2016.

To the extent that Schedule A provides for amounts or schedules of vesting that conflict with the provisions of this Section 3(d), the provisions of Schedule A will govern.

(e) Any Award LTIP Units that do not become vested pursuant to Section 3(d) or Section 4 hereof shall, without payment of any consideration by the Partnership other than as provided in the last sentence of Section 5 hereof, automatically and without notice be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Award LTIP Units.

4. Termination of Grantee’s Service Relationship; Death and Disability; Change of Control.

(a) If the Grantee is a party to a Service Agreement and ceases to be an employee of the Company or any of its affiliates, the provisions of Sections 4(b) through 4(h) hereof shall govern the treatment of the Grantee’s Award LTIP Units exclusively, unless the Service Agreement contains provisions that expressly refer to this Section 4(a) and provides that those provisions of the Service Agreement shall instead govern the treatment of the Grantee’s Award LTIP Units. The foregoing sentence will be deemed an amendment to any applicable Service Agreement to the extent required to apply its terms consistently with this Section 4, such that, by way of illustration, any provisions of the Service Agreement with respect to accelerated vesting or payout or the lapse of forfeiture restrictions relating to the Grantee’s incentive or other compensation awards in the event of certain types of terminations of the Grantee’s service relationship with the Company (such as, for example, termination at the end of the term, termination without Cause by the employer or termination for Good Reason by the employee) shall not be interpreted as requiring that any calculations set forth in Section 3 hereof be performed or vesting occur with respect to this Award other than as specifically provided in this Section 4. In the event an entity ceases to be a Subsidiary or affiliate of the Company, such action shall be deemed to be a termination of employment of all employees of that entity for purposes of this Agreement, provided that the Committee or the Board, in its sole and absolute discretion, may make provision in such circumstances for lapse of forfeiture restrictions and/or accelerated vesting of some or all of the Grantee’s remaining unvested Award LTIP Units that have not previously been forfeited, effective immediately prior to such event. If a Change of Control occurs, Section 4(h) hereof shall govern the treatment of the Grantee’s Award LTIP Units exclusively notwithstanding the provisions of Section 18(a) of the 1997 Plan.

(b) In the event of termination of the Grantee’s Continuous Service by (A) the Company without Cause, (B) the Grantee for Good Reason, or (C) the Grantee upon Retirement (each a “Qualified Termination”) prior to the Valuation Date, the Grantee will not forfeit the Award LTIP Units upon such termination, but the following provisions of this Section 4(b) shall modify the determination and vesting of the Total OPP Unit Equivalent for the Grantee:

(i) the calculations provided in Section 3(c) hereof shall be performed as of the Valuation Date as if the Qualified Termination had not occurred;

(ii) the Total OPP Unit Equivalent calculated pursuant to Section 3(c) shall be multiplied by the Partial Service Factor (with the resulting number being rounded to the nearest whole LTIP Unit or, in the case of 0.5 of a unit, up to the next whole unit), and such adjusted number of LTIP Units shall be deemed the Grantee’s Total OPP Unit Equivalent for all purposes under this Agreement;

(iii) the Grantee’s Total OPP Unit Equivalent as adjusted pursuant to Section 4(c)(ii) above shall no longer be subject to forfeiture pursuant to Section 3(d) hereof; provided that, notwithstanding that no Continuous Service requirement pursuant to Section 3(d) hereof will apply to the Grantee after the effective date of a Qualified Termination, the Grantee will not have the right to Transfer (as defined in Section 7 hereof) his or her Award LTIP Units or request redemption of his or her Award Common Units under the Partnership Agreement until such dates as of which his or her Total OPP Unit Equivalent, as adjusted pursuant to Section 4(b)(ii) above, would have become vested pursuant to Section 3(d) absent a Qualified termination. For the avoidance of doubt, the purpose of this Section 4(b)(iii) is to prevent a situation where grantees of OPP awards who have had a Qualified Termination would be able to realize the value of their Award LTIP Units or Award Common Units (through Transfer or redemption) before other grantees of OPP awards whose Continuous Service continues through the applicable vesting dates set forth in Section 3(d) hereof.

(c) In the event of Qualified Termination after the Valuation Date, all unvested Award LTIP Units that have not previously been forfeited pursuant to the calculations set forth in Section 3(c) hereof shall no longer be subject to forfeiture pursuant to Section 3(d) hereof; provided that, notwithstanding that no Continuous Service requirement pursuant to Section 3(d) hereof will apply to the Grantee after the effective date of a Qualified Termination, the Grantee will not have the right to Transfer (as defined in Section 7 hereof) his or her Award LTIP Units or request redemption of his or her Award Common Units under the Partnership Agreement until such dates as of which his or her Total OPP Unit Equivalent would have become vested pursuant to Section 3(d) absent a Qualified termination. For the avoidance of doubt, the purpose of this Section 4(c) is to prevent a situation where grantees of OPP awards who have had a Qualified Termination would be able to realize the value of their Award LTIP Units or Award Common Units (through Transfer or redemption) before other grantees of OPP awards whose Continuous Service continues through the applicable vesting dates set forth in Section 3(d) hereof.

(d) Notwithstanding the foregoing, in the event any payment to be made hereunder after giving effect to this Section 4 is determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, then, to the extent the Grantee is a “specified employee” under Section 409A of the Code subject to the six-month delay thereunder, any such payments to be made during the six-month period commencing on the Grantee’s “separation from service” (as defined in Section 409A of the Code) shall be delayed until the expiration of such six-month period.

(e) In the event of a termination of the Grantee’s Continuous Service as a result of his or her death or Disability prior to the Valuation Date, the Grantee will not forfeit the Award LTIP Units, but the following provisions of this Section 4(e) shall apply:

(i) the calculations provided in Section 3(c) hereof shall be performed as of the Valuation Date as if the Grantee’s death or Disability had not occurred; and

(ii) 100% of the Grantee’s Total OPP Unit Equivalent shall automatically and immediately vest as of the Valuation Date.

(f) In the event of a termination of the Grantee’s Continuous Service as a result of his or her death or Disability after the Valuation Date, all unvested Award LTIP Units that have not previously been forfeited pursuant to Section 3(c) hereof shall vest immediately and automatically upon the Grantee’s death or Disability.

(g) In the event of a termination of the Grantee’s Continuous Service Relationship other than a Qualified Termination or by reason of death or Disability, all Award LTIP Units except for those that, as of the date at such termination, both (i) have ceased to be subject to forfeiture pursuant to Section 3(c) hereof and (ii) are vested pursuant to Section 3(d) hereof shall, without payment of any consideration by the Partnership other than as provided in the last sentence of Section 5 hereof, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Award LTIP Units.

(h) If the calculations provided in Section 3(c) hereof are triggered by a Change of Control, 100% of the Grantee’s Total OPP Unit Equivalent shall vest immediately and automatically as of the Valuation Date. If the Valuation Date occurs prior to the occurrence of a Change of Control, all unvested Award LTIP Units that have not previously been forfeited pursuant to the calculations set forth in Section 3(c) hereof shall vest immediately and automatically upon the occurrence of the Change of Control.

5. Payments by Award Recipients. The Grantee shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless he or she shall have accepted this Agreement prior to the close of business on the Final Acceptance Date set forth on Schedule A hereto by (a) making a contribution to the capital of the Partnership by certified or bank check or other instrument acceptable to the Committee (as defined in the Plan), of $0.25 (the “Per Unit Purchase Price”), multiplied by the number of LTIP Units to be issued to the Grantee as part of this Award, (b) signing and delivering to the Partnership a copy of this Agreement and (c) unless the Grantee is already a Limited Partner (as defined in the Partnership Agreement), signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached hereto as Exhibit B). The Per Unit Purchase Price paid by the Grantee shall be deemed a contribution to the capital of the Partnership upon the terms and conditions set forth herein and in the Partnership Agreement. Upon acceptance of this Agreement by the Grantee, the Partnership Agreement shall be amended to reflect the issuance to the Grantee of the LTIP Units so accepted. Thereupon, the Grantee shall have all the rights of a Limited Partner of the Partnership with respect to the number of LTIP Units specified on Schedule A hereto, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified herein. Award LTIP Units constitute and shall be treated for all purposes as the property of the Grantee, subject to the terms of this Agreement and the Partnership Agreement. In the event of the forfeiture of the Grantee’s Award LTIP Units pursuant to this Agreement, the Partnership will pay the Grantee an amount equal to the Per Unit Purchase Price multiplied by the number of Award LTIP Units so forfeited.

6. Distributions.

(a) The holder of the Award LTIP Units shall be entitled to receive distributions with respect to such Award LTIP Units to the extent provided for in the Partnership Agreement, as modified hereby.

(b) The LTIP Unit Distribution Participation Date (as defined in the Partnership Agreement) for the Award LTIP Units shall be the Valuation Date; provided that prior to such date Award LTIP Units shall be entitled to a percentage of Common Unit Distributions (as defined in the Partnership Agreement) equal to the following:

(i) the LTIP Unit Initial Regular Sharing Percentage (as defined in the Partnership Agreement) (i.e. 10%) of regular periodic distributions; and

(ii) the LTIP Unit Initial Special Sharing Percentage (as defined in the Partnership Agreement) (i.e. 0%) of special distributions and other distributions made other than in the ordinary course.

For the avoidance of doubt, after the Valuation Date Award LTIP Units, both vested and (until and unless forfeited pursuant to Section 3(e) or Section 4(g)) unvested, shall be entitled to receive the same distributions payable with respect to Common Units if the payment date for such distributions is after the Valuation Date, even though the record date for such distributions is before the Valuation Date.

(c) All distributions paid with respect to Award LTIP Units, both before and after the Valuation Date, shall be fully vested and non-forfeitable when paid, whether or not the underlying LTIP Units have been earned based on performance or have become vested based on the passage of time as provided in Section 3 or Section 4 hereof.

7. Restrictions on Transfer.

(a) Except as otherwise permitted by the Committee in its sole discretion, none of the Award LTIP Units granted hereunder nor any of the Common Units of the Partnership into which such Award LTIP Units may be converted (the “Award Common Units”) shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or by operation of law (each such action a “Transfer”); provided that vested Award LTIP Units or Award Common Units that have been held for a period of at least two (2) years beginning on the Effective Date may be Transferred to the Grantee’s Family Members (as defined below) by gift or domestic relations order; and provided further that the transferee agrees in writing with the Company and the Partnership to be bound by all the terms and conditions of this Agreement and that subsequent transfers shall be prohibited except those in accordance with this Section 7. Additionally, all Transfers of Award LTIP Units or Award Common Units must be in compliance with all applicable securities laws (including, without limitation, the Securities Act) and the applicable terms and conditions of the Partnership Agreement. In connection with any Transfer of Award LTIP Units or Award Common Units, the Partnership may require the Grantee to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act). Any attempted Transfer of Award LTIP Units or Award Common Units not in accordance with the terms and conditions of this Section 7 shall be null and void, and the Partnership shall not reflect on its records any change in record ownership of any Award LTIP Units or Award Common Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any Award LTIP Units or Award Common Units. Except as provided in this Section 7, this Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

(b) For purposes of this Agreement, “Family Member” of a Grantee, means the Grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant of the Grantee), a trust in which these persons (or the Grantee) own more than 50 percent of the beneficial interest, and a partnership or limited liability company in which these persons (or the Grantee) own more than 50 percent of the voting interests.

8. Changes in Capital Structure. If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or other transaction similar thereto, (ii) any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, significant repurchases of stock, or other similar change in the capital stock of the Company or any other event that constitutes a change in stock under the terms of the Stock Plan shall occur, (iii) any cash dividend or other distribution to holders of share of Common Stock or Common Units shall be declared and paid other than in the ordinary course, or (iv) any other extraordinary corporate event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of equitable or proportionate adjustment in the terms of this Agreement or the LTIP Units to avoid distortion in the value of this Award, then the Committee shall make equitable or proportionate adjustment and take such other action as it deems necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Award and the terms of the LTIP Units prior to such event, including, without limitation: (A) interpretations of or modifications to any defined term in this Agreement; (B) adjustments in any calculations provided for in this Agreement, and (C) substitution of other awards under the Stock Plan or otherwise. All adjustments made by the Committee shall be final, binding and conclusive.

9. Miscellaneous.

(a) Amendments. This Agreement may be amended or modified only with the consent of the Company and the Partnership acting through the Committee; provided that any such amendment or modification materially and adversely affecting the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him or her. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company and the Partnership to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially adversely affect the Grantee’s rights hereunder. This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company or the Partnership.

(b) Incorporation of Stock Plan; Committee Determinations. The provisions of the Stock Plan are hereby incorporated by reference as if set forth herein. In the event of a conflict between this Agreement and the Stock Plan, the Stock Plan shall govern. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications. In the event of a Change of Control, the Committee will make such determinations within a period of time that enables the Company to make any payments due hereunder not later than the date of consummation of the Change of Control.

(c) Status of LTIP Units; Stock Plan Matters. This Award and the other OPP awards constitute incentive compensation awards by the Company under the Plan and by the Partnership. The Award LTIP Units are equity interests in the Partnership. The number of shares of Common Stock reserved for issuance under the Stock Plan underlying outstanding Award LTIP Units will be determined by the Committee in light of all applicable circumstances, including calculations made or to be made under Section 3 hereof, vesting, capital account allocations and/or balances under the Partnership Agreement, the conversion ratio in effect between LTIP Units and Common Units and the exchange ratio in effect between Common Units and shares of Common Stock. The Company will have the right at its option, as set forth in the Partnership Agreement, to issue shares of Common Stock in exchange for Award Common Units in accordance with the Partnership Agreement, subject to certain limitations set forth in the Partnership Agreement, and such shares of Common Stock, if issued, will be issued under the Stock Plan. The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Committee.

(d) Legend. The records of the Partnership evidencing the Award LTIP Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such LTIP Units are subject to restrictions as set forth herein and in the Partnership Agreement.

(e) Compliance With Law. The Partnership and the Grantee will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no LTIP Units will become vested or be paid at a time that such vesting or payment would result in a violation of any such law.

(f) Grantee Representations; Registration.

(i) The Grantee hereby represents and warrants that (A) he or she understands that he or she is responsible for consulting his or her own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of this Award may become subject, to his or her particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services to the Partnership on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award; (D) Award LTIP Units are subject to substantial risks; (E) the Grantee has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Grantee has been afforded the opportunity to obtain such additional information as he or she deemed necessary before accepting this Award; and (G) the Grantee has had an opportunity to ask questions of representatives of the Partnership and the Company, or persons acting on their behalf, concerning this Award.

(ii) The Grantee hereby acknowledges that: (A) there is no public market for Award LTIP Units or Award Common Units and neither the Partnership nor the Company has any obligation or intention to create such a market; (B) sales of Award LTIP Units and Award Common Units are subject to restrictions under the Securities Act and applicable state securities laws; (C) because of the restrictions on transfer or assignment of Award LTIP Units and

Award Common Units set forth in the Partnership Agreement and in this Agreement, the Grantee may have to bear the economic risk of his or her ownership of the LTIP Units covered by this Award for an indefinite period of time; (D) shares of Common Stock issued under the Stock Plan in exchange for Award Common Units, if any, are expected to be covered by a Registration Statement on Form S-8 (or a successor form under applicable rules and regulations of the Securities and Exchange Commission) under the Securities Act, to the extent that the Grantee is eligible to receive such shares under the Stock Plan at the time of such issuance and such registration Statement is then effective under the Securities Act; (E) resales of shares of Common Stock issued under the Stock Plan in exchange for Award Common Units, if any, shall only be made in compliance with all applicable restrictions (including in certain cases “blackout periods” forbidding sales of Company securities) set forth in the then applicable Company employee manual or insider trading policy and in compliance with the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom.

(g) Section 83(b) Election. In connection with each separate issuance of LTIP Units under this Award pursuant to Section 3 hereof, the Grantee hereby agrees to make an election to include in gross income in the year of transfer the applicable Award LTIP Units pursuant to Section 83(b) of the Code substantially in the form attached hereto as Exhibit C and to supply the necessary information in accordance with the regulations promulgated thereunder. The Grantee agrees to file such election (or to permit the Partnership to file such election on the Grantee’s behalf) within thirty (30) days after the Effective Date with the IRS Service Center where the Grantee files his or her personal income tax returns, and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the LTIP Units are awarded to the Grantee. So long as the Grantee holds any Award LTIP Units, the Grantee shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of LTIP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.

(h) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(i) Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of State of Delaware, without giving effect to the principles of conflict of laws of such state.

(j) No Obligation to Continue Position as an Employee, Consultant or Advisor. Neither the Company nor any affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any affiliate to terminate the Grantee’s service relationship at any time.

(k) Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at Prudential Center, 800 Boylston Street, Suite 1900, Boston MA 02199 and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.

(l) Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount; provided, however, that if any Award LTIP Units or Award Common Units are withheld (or returned), the number of Award LTIP Units or Award Common Units so withheld (or returned) shall be limited to the number which have a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.

(m) Headings. The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(n) Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(o) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and the Partnership, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.

(p) Section 409A. This Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code. Any provision of this Agreement that is inconsistent with Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Grantee and the Company and the Partnership, to the extent necessary to exempt it from, or bring it into compliance with, Section 409A of the Code.

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the      day of February, 2011.

BOSTON PROPERTIES, INC.

By:
Name:
Title:

BOSTON PROPERTIES LIMITED PARTNERSHIP

By: Boston Properties, Inc., its general partner

By:
Name:
Title:

GRANTEE

Name:

EXHIBIT A

HYPOTHETICAL EXAMPLE OF ABSOLUTE TRS POOL, RELATIVE TRS POOL

AND TOTAL OUTPERFORMANCE POOL CALCULATIONS

• $40 Million Maximum Total Outperformance Pool Amount

• 2% Award for Absolute Performance Above 9% (Annual Equivalent) Threshold(1)

• 2% Award for Relative Performance Above (or Below) the Index Return Percentage(2)

• Total Outperformance Pool Equals the Absolute TRS Pool Plus (Minus) the Relative TRS Pool

• Adjustment Factor for Company TRS Percentage Between 0% and 9% (Annual Equivalent) Threshold(3)

Scenario	Annual Company TRS Percentage	Annual Index Return Percentage	Absolute TRS Pool	Relative TRS Pool	Total Outperformance Pool Before Adjustment Factor	Total Outperformance Pool After Adjustment Factor
1	1%	-1%	—	16,000,000	16,000,000	1,777,778
2	1%	5%	—	(32,000,000)	—	—
3	2%	4%	—	(16,000,000)	—	—
4	2%	-8%	—	40,000,000	40,000,000	8,888,889
5	3%	2%	—	8,000,000	8,000,000	2,666,667
6	3%	-2%	—	40,000,000	40,000,000	13,333,333
7	4%	2%	—	16,000,000	16,000,000	7,111,111
8	5%	2%	—	24,000,000	24,000,000	13,333,333
9	5%	-5%	—	40,000,000	40,000,000	22,222,222
10	6%	2%	—	32,000,000	32,000,000	21,333,333
11	7%	6%	—	8,000,000	8,000,000	6,222,222
12	8%	7%	—	8,000,000	8,000,000	7,111,111
13	9%	0%	—	40,000,000	40,000,000	40,000,000
14	9%	8%	—	8,000,000	8,000,000	8,000,000
15	10%	0%	8,000,000	40,000,000	40,000,000	40,000,000
16	10%	9%	8,000,000	8,000,000	16,000,000	16,000,000
17	11%	2%	16,000,000	40,000,000	40,000,000	40,000,000
18	11%	9%	16,000,000	16,000,000	32,000,000	32,000,000
19	11%	11%	16,000,000	—	16,000,000	16,000,000
20	11%	14%	16,000,000	(24,000,000)	—	—
21	12%	3%	24,000,000	40,000,000	40,000,000	40,000,000
22	12%	8%	24,000,000	32,000,000	40,000,000	40,000,000
23	12%	11%	24,000,000	8,000,000	32,000,000	32,000,000
24	12%	15%	24,000,000	(24,000,000)	—	—
25	13%	7%	32,000,000	40,000,000	40,000,000	40,000,000
26	14%	12%	40,000,000	16,000,000	40,000,000	40,000,000
27	14%	15%	40,000,000	(8,000,000)	32,000,000	32,000,000
28	14%	20%	40,000,000	(48,000,000)	—	—

(1)	Represents an annual equivalent Company TRS Percentage threshold based on a 27% cumulative 3-year Target Absolute Return Percentage. Please note that the assumed Absolute TRS Pool for each additional 100 basis points of annual (cumulatively 300 basis points) Company TRS Percentage above the threshold is $8 million.

(2)	Represents an annual equivalent Index Return Percentage threshold based on the cumulative 3-year total percentage return for the SNL Equity REIT Index. Please note that the assumed Relative TRS Pool for each additional 100 basis points of annual (cumulatively 300 basis points) Company TRS Percentage above the Index Return Percentage threshold is $8 million (before application of any Adjustment Factor).
(3)	In the event the Relative TRS Pool is potentially positive, but the Company TRS Percentage is below the 9% (annual equivalent) absolute TRS threshold, the Relative TRS Pool will be subject to a ratable sliding scale Adjustment Factor, with 100% of the potential Relative TRS Pool being earned for a Company TRS Percentage of 9% (annual equivalent) or higher, and 0% of the potential Relative TRS Pool being earned for a Company TRS Percentage of 0% (annual equivalent) or lower. For example, at a Company TRS Percentage of 3% (annual equivalent), the potential Relative TRS Pool would be prorated by 33.33%.

EXHIBIT B

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Grantee, desiring to become one of the within named Limited Partners of Boston properties Limited Partnership, hereby accepts all of the terms and conditions of (including, without limitation, the provisions of Section 2.4 titled “Power of Attorney”), and becomes a party to, the Second Amended and Restated Agreement of Limited Partnership, dated as of June 29, 1998, of Boston Properties Limited Partnership as amended through the date hereof (the “Partnership Agreement”). The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement.

Signature Line for Limited Partner:

Name:
Date: February , 2011

Address of Limited Partner:

EXHIBIT C

ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF TRANSFER OF

PROPERTY PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned are:

Name:                                                                                                                                                                     (the “Taxpayer”)

Address:

Social Security No./Taxpayer Identification No.:             -        -

2.	Description of property with respect to which the election is being made: LTIP Units in Boston Properties Limited Partnership (the “Partnership”).

3.	The date on which the LTIP Units were transferred is February 1, 2011. The taxable year to which this election relates is calendar year 2011.

4.	Nature of restrictions to which the LTIP Units are subject:

(a)	With limited exceptions, until the LTIP Units vest, the Taxpayer may not transfer in any manner any portion of the LTIP Units without the consent of the Partnership.

(b)	The Taxpayer’s LTIP Units vest in accordance with the vesting provisions described in the Schedule attached hereto. Unvested LTIP Units are forfeited in accordance with the vesting provisions described in the Schedule attached hereto.

5.	The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the LTIP Units with respect to which this election is being made was $0.25 per LTIP Unit.

6.	The amount paid by the Taxpayer for the LTIP Units was $0.25 per LTIP Unit.

7.	A copy of this statement has been furnished to the Partnership and Boston Properties, Inc.

Dated:	Name:

SCHEDULE TO EXHIBIT C

Vesting Provisions of LTIP Units

The LTIP Units are subject to time-based and performance-based vesting with the final vesting percentage equaling the product of the time-based vesting percentage and the performance-based vesting percentage. Performance-based vesting will be from 0% to 100% based on Boston Properties, Inc.’s (the “Company’s”) per-share total return to shareholders for the period from February 1, 2011 to January 31, 2014 (or earlier in certain circumstances). Under the time-based vesting hurdles, twenty-five percent (25%) of the LTIP Units will vest on February 1, 2014, twenty-five percent (25%) of the LTIP Units will vest on February 1, 2015, and the remaining fifty percent (50%) of the LTIP Units will vest on February 1, 2016, provided that the Taxpayer continues his or her service relationship with the Company and the Partnership through such dates, subject to acceleration in the event of certain extraordinary transactions or termination of the Taxpayer’s service relationship with the Company under specified circumstances. Unvested LTIP Units are subject to forfeiture in the event of failure to vest based on the determination of the performance-based percentage or the passage of time.

SCHEDULE A TO 2011 OUTPERFORMANCE AWARD AGREEMENT

Date of Award Agreement:	February , 2011

Name of Grantee:

Participation Percentage:	percent ( %)

Number of LTIP Units Subject to Award:

Initials of Company representative:

Initials of the Grantee: